SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

          ------------------------------------------------------------

                                    FORM 15

            Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
        or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                of the Securities Exchange Act of 1934


                        Commission file Number: 1-7090


                              PHARMHOUSE CORP.
           (Exact name of registrant as specified in its charter)


                                860 Broadway
                          New York, New York 10003
                              (212) 477-9400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.01 par value per share
           (Title of each Class of securities covered by this form)

                                   None
        (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es)to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)   [X]         Rule 12h-3(b)(1)(ii)     [ ]
    Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(2)(i)      [ ]
    Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii)     [ ]
    Rule 12g-4(a)(2)(ii)  [ ]         Rule 15d-6               [ ]
    Rule 12h-3(b)(1)(i)   [X]

Appropriate number of holders of record a of the certification or notice date:
One.

Pursuant to the requirements of the Securities Exchange Act of 1934, Pharmhouse Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   PHARMHOUSE CORP.


DATE: March 15, 1999            By:  /s/ John R. Ficarro
                                    ------------------------------------
                                    John R. Ficarro
                                    Chief Administrative Officer